                                                                   Exhibit 12.1

                   Spieker Properties, L.P. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)

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
                                                   Three Months Ended
                                                -------------------------
                                                March 31,        March 31,
                                                  1996             1995
                                                ---------        ---------

Earnings:
  Income from operations before
    minority interest and extraordinary
    items                                        $14,829          $ 4,440
  Interest expense(1)                              8,837           12,969
  Amortization of capitalized interest                55               46
                                                 -------          -------
  Total earnings                                 $23,721          $17,455
                                                 =======          =======

Fixed charges:
  Interest expense(1)                            $ 8,837          $12,969
  Capitalized interest                               581              325
                                                 -------          -------
  Total fixed charges                            $ 9,418          $13,294
                                                 =======          =======
Ratio of earnings to fixed charges                  2.52             1.31
                                                 =======          =======

Fixed charges in excess of earnings              $    --          $    --
                                                 =======          =======

Notes:

  (1) Includes amortization of debt discount and deferred financing fees.




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